China Architectural Engineering Announces Agreement to Sell Common Stock

- Majority of Proceeds to Develop Nine Dragon Resort -

ZHUHAI, China and LOS ANGELES, Aug. 7  -- China Architectural Engineering, Inc. ("CAE" or the "Company") (Nasdaq: CAEI - News), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced that it has agreed to sell 17 million shares of its common stock at a price of $1.65 per share to certain qualified investors pursuant to a Securities Purchase Agreement dated August 6, 2009. The closing, which is subject to approval by CAE's shareholders, is anticipated to occur on or before September 30, 2009. Concurrently with the execution of the Securities Purchase Agreement, in a separate transaction, the principal stockholder of the Company, KGE Group, Limited sold 5 million shares of CAE's common stock held at a price of $0.90 per share to a new investor, Resort Property International Limited, which is a holding company to the principal stockholder of Shanghai Nine Dragon Co. Ltd.

In conjunction with the Securities Purchase Agreement, the Company has entered into an amendment and waiver agreement with the holders of the Company's outstanding convertible bonds, ABN AMRO Bank N.V., London Branch ("ABN AMRO") and CITIC Capital China Mezzanine Fund Limited ("CITIC"). Both ABN AMRO and CITIC have agreed to waive their rights to a reduction in the conversion price of the bonds and the exercise price of the warrants due to the Company's sale of the shares.

Mr. Ken Yi Luo, Chairman and Chief Executive Officer of China Architectural Engineering, commented, "We are very pleased to have secured the raising of additional capital. We expect the majority of the proceeds from this transaction will be used to accelerate the development and construction of the previously announced Nine Dragon Resort project. We believe that our cooperation with Nine Dragon creates a unique opportunity for our Company, enabling us to add a new dimension to our business model. We are confident that through these strategic initiatives, we will continue to further strengthen our leadership position in China, grow our business, and ultimately bring greater value to our shareholders."

Additional information on the securities purchase agreement and amendment and waiver agreement can be found in the Company's filing with the SEC.

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI - News) is a leader in the design, engineering, fabrication and installation of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. Founded in 1992, CAEI has maintained its market leadership by providing timely, high-quality, reliable, fully integrated, and cost-effective solutions. Collaborating with world-renowned architects and building engineers, the Company has successfully completed nearly one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia's major cities.

For further information on China Architectural Engineering, Inc., please visit http://www.caebuilding.com

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, conditions being met for the closing of the Securities Purchase Agreement such as shareholder approval, adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China and globally; the Company's dependence on government contracts, changes in the laws of the PRC that affect the Company's operations, fluctuation and unpredictability of costs related to the Company's products and services, the Company's dependence on the steel and aluminum markets, reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses, and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

Investor Contact:

ICR:
Michael Tieu
Tel:   +86-10-6599-7960
Email: michael.tieu@icrinc.com

Bill Zima
Tel:   +1-203-682-8200
Email: bill.zima@icrinc.com